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EXHIBIT 11

                              MEDAPHIS CORPORATION
               COMPUTATION OF BASIC PRO FORMA EARNINGS PER SHARE
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                      (in thousands except per share data)

                DESCRIPTION                            1995           1996           1997
----------------------------------------------       -------       ---------       --------
Weighted average shares outstanding
  during the period                                   52,591          71,225         72,679

Total weighted average common stock
  and common stock equivalents outstanding
  during the period                                   52,591          71,225         72,679
                                                     =======       =========       ========

Pro forma net income                                 $(4,780)      $(136,358)      $(19,303)
                                                     =======       =========       ========

Pro forma basic net income per common share(1)       $ (0.09)      $  (1.91)       $  (0.26)
                                                     =======       =========       ========

(1) Diluted net income per common share is not presented because the calculation is antidilutive due to the Company reporting net losses in 1995, 1996 and 1997.